Exhibit 99.1
Dec. 7, 2007
DTE Energy to sell some Barnett Shale gas properties
     DETROIT — DTE Energy (NYSE:DTE) today announced that it has agreed to sell a portion of its Barnett Shale gas properties to a third party for approximately $260 million. The properties in the sale include 153 billion cubic feet of proved and probable reserves on 11,000 net acres in the core area of the Barnett Shale near Dallas, Texas. The deal is expected to close in January 2008.
     “This sale is another example of the strong value we have been able to create and realize through the execution of our non-utility monetization plan,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “Given the very successful monetizations of our Antrim and Barnett gas production assets this year, I am confident that we will be able to create significant value for our shareholders over the coming years developing our remaining Barnett properties.”
     DTE Energy has retained 44,000 acres in the western Barnett Shale for continued development. The company has 108 gross producing wells on its western Barnett acreage, primarily in Jack, Erath and Parker counties.
     In November 2006, the company announced its Non-Utility Monetization Plan, which entailed selling assets in select non-utility businesses that have grown to a sufficient size and scale. As of today, DTE Energy has successfully completed its Antrim Shale gas properties and its Georgetown and Crete peaking unit monetizations securing approximately $885 million in after-tax cash proceeds. The previously announced Power & Industrial transaction is expected to close in the first quarter of 2008. Following the close of the two outstanding monetizations and including the previously closed sales, the company expects total after-tax cash proceeds of approximately $1.7 billion, a significant increase over its original projection of $800 million.
     The company now expects to utilize $1 billion of the total after-tax cash proceeds to repurchase stock, an increase of $100 million over its previous guidance. To date, the company has repurchased approximately $725 million and expects to reach $1 billion in common share repurchases following the close of its Power & Industrial and Barnett Shale core area gas properties monetizations.
     J. P. Morgan Securities Inc. acted as exclusive financial advisor to DTE Energy on this transaction.
Conference call and webcast information
     Earley will host a conference call for the investment community at 9 a.m. EST Monday, Dec. 10, to discuss this sale and provide an update on the company’s overall non-utility monetization plan. Investors, the news media and the public may listen to a live internet broadcast of the meeting at www.dteenergy.com/investors. The telephone dial-in numbers are (877) 856-1968 or (719) 325-4818. There is no passcode. The internet broadcast and accompanying slides will be archived on the company’s website and an audio replay of the call will be available until Dec. 24. To access the audio replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 6584121.
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     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production and power and industrial projects. Information about DTE Energy is available at dteenergy.com.
     The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance, including potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard and energy efficiency mandates; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the negotiation and impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; amounts of uncollectible accounts receivable; binding arbitration, litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; the timing, terms and proceeds from any asset sale or monetization; and implementation of new processes and new core information systems. This news release should also be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2006 Form 10-K and 2007 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy.
     Cautionary Note — The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this presentation such as “probable reserves” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. You are urged to consider closely the disclosure in our Forms 10-K and 10-Q, File No. 1-11607, available from our offices or from our website at www.dteenergy.com. You can also obtain these Forms from the SEC by calling 1-800-SEC-0330.
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For further information, members of the media may contact:

Scott Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807

Analysts — for further information:

Dan Miner (313) 235-5525	Lisa Muschong (313) 235-8505